                                                                 Exhibit 99(iii)

                          THE KITCHEN COLLECTION, INC.
                          ----------------------------

                              FINANCIAL STATEMENTS
                              --------------------

                        AS OF DECEMBER 31, 1996 AND 1995
                        --------------------------------

                         TOGETHER WITH AUDITORS' REPORT
                         ------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Board of Directors and Stockholder of The Kitchen Collection, Inc.:

We have audited the accompanying balance sheets of THE KITCHEN COLLECTION, INC. (a Delaware corporation) as of December 31, 1996 and 1995, and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kitchen Collection, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Arthur Andersen, LLP
Columbus, Ohio,
   January 29, 1997.

                          THE KITCHEN COLLECTION, INC.
                          ----------------------------

                                 BALANCE SHEETS
                                 --------------

                        AS OF DECEMBER 31, 1996 AND 1995
                        --------------------------------

                                ASSETS                                     1996              1995
                                ------                                     ----              ----
Current assets:
   Cash                                                                 $    140,235      $    130,405
   Miscellaneous receivables                                                 131,723           175,179
   Accounts receivable - affiliate                                         3,600,000         1,950,000
   Inventories                                                            14,915,677        14,124,708
   Import inventories in-transit                                             480,255           145,447
   Prepaid expenses and other                                              1,886,586         1,608,637
                                                                        ------------      ------------
              Total current assets                                        21,154,476        18,134,376
                                                                        ------------      ------------
Property, plant and equipment:
   Land                                                                         --              61,300
   Building and leasehold improvements                                       276,446           866,459
   Furniture and fixtures                                                  7,158,482         6,376,292
   Construction in progress                                                     --              77,500
                                                                        ------------      ------------
                                                                           7,434,928         7,381,551
   Less:  Accumulated depreciation and amortization                       (4,559,945)       (4,142,388)
                                                                        ------------      ------------
              Property, plant and equipment, net                           2,874,983         3,239,163
Goodwill, net of accumulated amortization                                  3,616,425         3,731,536
                                                                        ------------      ------------
              Total assets                                              $ 27,645,884      $ 25,105,075
                                                                        ============      ============
                 LIABILITIES AND STOCKHOLDER'S EQUITY
                 ------------------------------------
Current liabilities:
   Accounts payable and miscellaneous accrued liabilities               $  6,300,484      $  5,253,026
   Accounts payable - affiliates                                              23,884           151,330
   Income taxes payable to affiliate                                         864,576         1,015,720
   Accrued salaries and benefits                                           1,378,280         1,183,603
   Other accrued taxes                                                       817,521           733,632
                                                                        ------------      ------------
              Total current liabilities                                    9,384,745         8,337,311
Long-term debt                                                             5,000,000         5,000,000
                                                                        ------------      ------------
              Total liabilities                                           14,384,745        13,337,311
                                                                        ------------      ------------
Stockholder's equity:
   Common stock;  $.01 par value; 100,000 shares authorized; 10,500
     shares issued and outstanding                                               105               105
   Additional paid-in capital                                              4,999,890         4,999,890
   Retained earnings                                                       8,261,144         6,767,769
                                                                        ------------      ------------
              Total stockholder's equity                                  13,261,139        11,767,764
                                                                        ------------      ------------
              Total liabilities and stockholder's equity                $ 27,645,884      $ 25,105,075
                                                                        ============      ============

           The accompanying notes to financial statements are an integral part of these balance sheets.

                          THE KITCHEN COLLECTION, INC.
                          ----------------------------

                              STATEMENTS OF INCOME
                              --------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------

                                                              1996            1995
                                                           -----------     -----------
Net sales                                                  $74,921,070     $69,588,640

Cost of sales                                               43,306,213      40,048,483
                                                           -----------     -----------
Gross margin                                                31,614,857      29,540,157

Selling, general, administrative and other expenses         28,361,721      26,102,350
                                                           -----------     -----------
              Operating income                               3,253,136       3,437,807

Interest expense                                               511,051         505,848

Amortization expense                                           136,710         131,183
                                                           -----------     -----------
              Income before provision for income taxes       2,605,375       2,800,776

Provision for income taxes                                   1,112,000       1,174,000
                                                           -----------     -----------

              Net income                                   $ 1,493,375     $ 1,626,776
                                                           ===========     ===========





             The accompanying notes to financial statements are an integral part of these statements.

                          THE KITCHEN COLLECTION, INC.
                          ----------------------------

                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                  ---------------------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------

                                                   Additional                       Total
                               Number    Common     Paid-in        Retained      Stockholder's
                              of Shares  Stock      Capital        Earnings         Equity
                              ---------  -----      -------        --------         ------
Balance, December 31, 1994     10,500     $105     $4,999,890     $5,140,993     $10,140,988

   Net income                    --        --            --        1,626,776       1,626,776
                               ------     ----     ----------     ----------     -----------

Balance, December 31, 1995     10,500      105      4,999,890      6,767,769      11,767,764

   Net income                    --        --            --        1,493,375       1,493,375
                               ------     ----     ----------     ----------     -----------

Balance, December 31, 1996     10,500     $105     $4,999,890     $8,261,144     $13,261,139
                               ======     ====     ==========     ==========     ===========






The accompanying notes to financial statements are an integral part of these statements.

                          THE KITCHEN COLLECTION, INC.
                          ----------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------

                                                                      Increase (Decrease) in Cash
                                                                      ---------------------------
                                                                         1996              1995
                                                                      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                         $ 1,493,375      $ 1,626,776
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                      1,100,430        1,025,093
     Loss on the disposal of assets                                        10,398           26,090
     Decrease in miscellaneous receivables                                 43,456           52,527
     (Increase) decrease in inventories                                (1,125,777)         119,050
     Increase in prepaid expenses and other                              (277,949)        (174,545)
     Increase (decrease) in accounts payable and miscellaneous
       accrued liabilities                                              1,047,458       (2,312,501)
     Decrease in accounts payable - affiliates                           (127,446)         (55,891)
     Decrease in income taxes payable to affiliate                       (151,144)         (61,640)
     Increase in accrued salaries and benefits                            194,677           35,305
     Increase (decrease) in other accrued taxes other than income          83,889          (37,938)
                                                                      -----------      -----------
              Net cash provided by operating activities                 2,291,367          242,326
                                                                      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Expenditures for property, plant and equipment                      (1,058,127)      (1,459,676)
   Proceeds from disposal of assets                                       426,590            2,450
                                                                      -----------      -----------
              Net cash used in investing activities                      (631,537)      (1,457,226)
                                                                      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (advances to) repayments on loan to affiliate                   (1,650,000)       1,175,000
                                                                      -----------      -----------
              Net cash provided by (used in) financing activities      (1,650,000)       1,175,000
                                                                      -----------      -----------





(Continued on next page)

                          THE KITCHEN COLLECTION, INC.
                          ----------------------------

                            STATEMENTS OF CASH FLOWS
                            ------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------
                                   (Continued)

                                                     Increase (Decrease) in Cash
                                                     ---------------------------
                                                         1996           1995
                                                      ----------     -----------
NET INCREASE (DECREASE) IN CASH                       $    9,830     $   (39,900)

CASH, beginning of the year                              130,405         170,305
                                                      ----------     -----------
CASH, end of the year                                 $  140,235     $   130,405
                                                      ==========     ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
-------------------------------------------------

Cash paid during the year for:
   Interest                                           $  463,689     $   560,133
   Income taxes                                       $1,253,554     $ 1,446,353









The accompanying notes to financial statements are an integral part of these statements.

                          THE KITCHEN COLLECTION, INC.
                          ----------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                           DECEMBER 31, 1996 AND 1995
                           --------------------------

(1)    ORGANIZATION
       ------------

       The Kitchen Collection, Inc. (the Company) is a specialty retailer of kitchenware, tableware, small electrical appliances and related accessories. The Company operates a chain of 144 retail and factory outlet stores throughout the United States and is a wholly-owned subsidiary of NACCO Industries, Inc. (NII).

(2)    SIGNIFICANT ACCOUNTING POLICIES
       -------------------------------

       USE OF ESTIMATES
       ----------------

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       INVENTORIES
       -----------

       Inventories are stated at the lower of cost or market as determined by the retail inventory method.

       LEASEHOLD IMPROVEMENTS, FURNITURE AND FIXTURES
       ----------------------------------------------

       Leasehold improvements, furniture and fixtures are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. For financial reporting purposes, depreciation and amortization is provided using the straight-line method based upon the estimated useful lives of the related assets, as follows:

               Leasehold improvements             5 years
               Furniture and fixtures             5 years

       GOODWILL
       --------

       Goodwill is associated with the purchase of the Company by NII and is being amortized over forty years on a straight-line basis. Accumulated amortization was $988,045 and $872,934 at December 31, 1996 and 1995, respectively, with related amortization expense of $115,111 for each of the years ended December 31, 1996 and 1995. Management regularly evaluates its accounting for goodwill considering such factors as historical and future profitability and believes that the asset is realizable and the amortization period remains appropriate.

       INCOME TAXES
       ------------

       Deferred tax assets or liabilities are based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefit is based on the changes in the assets or liabilities from period to period, refer to Note 5 "Income Taxes" for additional information.

       ADVERTISING
       -----------

       The Company incurs advertising costs in the form of radio, newspaper and other print ads. Such costs are expensed as incurred. Advertising expense was $250,455 and $204,879 in 1996 and 1995, respectively.

       FAIR VALUE OF FINANCIAL INSTRUMENTS
       -----------------------------------

       The Company enters into interest rate swap agreements with terms that run concurrent with the related debt. The differential between the floating interest rate and the fixed interest rate, which is to be paid or received, is recognized in interest expense as interest rates change over the life of the related debt agreement.

       The fair values of financial instruments have been determined through information obtained from quoted market sources and management estimates. The fair value of the financial instruments approximated their carrying values at December 31, 1996 and 1995. The Company does not hold or issue financial instruments or derivative financial instruments (interest rate swap agreements) for trading purposes.

       RECLASSIFICATIONS
       -----------------

       Certain reclassifications have been made to 1995 amounts to conform to 1996 presentation.

(3)    LINE-OF-CREDIT AGREEMENT
       ------------------------

       The Company has an unsecured revolving line-of-credit agreement with a commercial bank for $5,000,000. Interest accrues at the bank's prime rate, money market rate or LIBOR rate plus a base rate margin of .425% to 1.25%, as determined by certain performance measures. The Company had no funds drawn against the available balance at December 31, 1996 or 1995. As of December 31, 1996, the Company had letters of credit outstanding totaling $71,736, which reduces the available balance to $4,928,264. The credit agreement expires on May 31, 1999.

(4)    LONG-TERM DEBT
       --------------

       Long-term debt consists of the following, as of December 31:

                                                                             1996               1995
                                                                          ----------         ----------
          Note payable to bank at 8.06% at
             December 31, 1996 and 7.81% at
             December 31, 1995                                            $5,000,000         $5,000,000
                                                                          ==========         ==========


       On May 10, 1994, the Company entered a term note agreement with a commercial bank for $5,000,000. Interest is payable quarterly at 6.81%, plus a base rate margin between .75% and 1.75%, determined by certain performance measures. The note is unsecured and annual principal payments are due on January 15 of the following years:

                          Year                                Amount
                        --------                           ------------
                          1997                             $       -
                          1998                                     -
                          1999                                2,500,000
                          2000                                2,500,000
                                                           ------------
                                                           $  5,000,000
                                                           ============


       The note contains restrictive covenants regarding maintenance of minimum net worth, interest coverage and leverage. The Company was in compliance with all covenants as of December 31, 1996 and 1995.

       The Company entered into an interest rate swap agreement with a six year term during 1994. The use of this agreement allowed the Company to enter into a long-term credit agreement with a performance based, floating rate of interest and then swap it for a fixed rate as opposed to entering into a higher cost fixed-rate credit agreement. This agreement is with a major commercial bank; therefore, the risk of credit loss from nonperformance by the bank is minimal. The following summarizes the notional amount and related rates on this interest rate swap agreement at December 31, 1996:

           Notional amount                                 $5,000,000
           Average variable rate received                       6.81%
           Average fixed rate paid                              8.00%    (8.06% at December 31, 1996)


 (5)   INCOME TAXES
       ------------

       The provision for income taxes consists of the following:

                                                                              1996                1995
                                                                          ------------       -------------
          Currently payable:
             Federal                                                      $    882,000        $    988,000
             State and local                                                   244,000             234,000
                                                                          ------------       -------------
                                                                             1,126,000           1,222,000
                                                                          ------------       -------------
          Deferred:
            Federal                                                            (18,000)            (32,000)
            State and local                                                      4,000             (16,000)
                                                                          ------------       -------------
                                                                               (14,000)            (48,000)
                                                                          ------------       -------------
                                                                            $1,112,000          $1,174,000
                                                                          ============       =============


       The components of the net deferred income tax benefit are as follows:

                                                                              1996                1995
                                                                          ------------       -------------
          Inventory uniform capitalization and volume
              discounts                                                   $     84,000        $    (36,000)
          Tax over book depreciation                                             5,000               7,000
          Vacation pay                                                         (18,000)            (19,000)
          Medical cost                                                          (6,000)            (47,000)
          State income taxes                                                   (44,000)             63,000
          Other                                                                (35,000)            (16,000)
                                                                          ============       =============
                 Total deferred income tax benefit, net                   $    (14,000)      $     (48,000)
                                                                          ============       =============

       Reconciliation of the Federal statutory and effective income tax rates is as follows:

                                                                              1996               1995
                                                                            ---------          ---------
          Federal statutory rate                                               35.0%              35.0%

          Amortization of goodwill                                              1.5                1.4

          State and local income tax, net of Federal
             income tax effect                                                  6.2                5.8


          Other                                                                -                  (0.3)
                                                                            ---------          ---------

          Effective tax rate                                                   42.7%              41.9%
                                                                            =========          =========

       A summary of the components of the net deferred tax asset balances, included in the accompanying balance sheet in prepaid expenses and other, are as follows:

                                                                               1996               1995
                                                                             --------           --------
          Inventories                                                        $140,000           $224,000
          Accrued expenses and reserves                                       366,000            230,000
          State income taxes                                                  (18,000)           (62,000)
          Depreciation                                                       (226,000)          (220,000)
                                                                             ========           ========
                 Deferred tax asset, net                                     $262,000           $172,000
                                                                             ========           ========

(6)    RELATED PARTY TRANSACTIONS
       --------------------------

       Net purchases of inventories from Hamilton Beach<>Procter Silex (HBPS), a related company, during the years ended December 31, 1996 and 1995, were $6,080,255 and $5,467,375, respectively. The purchase price of this inventory is determined by negotiations between the two companies and is comparable to market. Related inventory levels at December 31, 1996 and 1995, were approximately $1,682,000 and $2,359,000, respectively. At December 31, 1996 and 1995, the Company owed HBPS $415 and $126,179, respectively, for these purchases.

       The Company incurred $79,138 and $87,913 for miscellaneous services provided by NII for the years ended December 31, 1996 and 1995, respectively. The Company had payables for such services at December 31, 1996 and 1995, of $23,469 and $25,151, respectively.

       The Company has an agreement with NII to loan NII up to $15,000,000. Outstanding amounts are collectible on demand. Interest is payable quarterly at the applicable short-term Federal rate. The Company has a receivable due from NII at December 31, 1996 and 1995 of $3,600,000 and $1,950,000, respectively. The Company recorded related interest income of $14,184 during 1996 and $20,209 during 1995.

       The Company has a tax sharing agreement with NII, as NII and the Company are included in the same consolidated group for Federal tax purposes. The Company files separate tax returns for state and local tax purposes. The Company has recorded taxes payable to NII at December 31, 1996 and 1995, of $864,576 and $1,015,720, respectively.

(7)    LEASES
       ------

       The Company leases its home office, retail stores, warehouse space and equipment under noncancellable operating leases which expire at various dates through 2006. Future minimum lease payments are as follows:

                   1997                                                  $  5,844,388
                   1998                                                     5,263,029
                   1999                                                     4,324,017
                   2000                                                     3,206,764
                   2001                                                     1,452,642
               Thereafter                                                   1,269,623
                                                                          -----------
                    Total minimum payments                                $21,360,463
                                                                          ===========

       The Company has leases with percentage of sales clauses in all but two of its retail store locations. Percentage of sales rent expense amounted to $552,036 for the year ended December 31, 1996 and $375,144 for the year ended December 31, 1995. The Company's total rent expense for the years ended December 31, 1996 and 1995, was $8,631,686 and $7,759,326,
       respectively.

(8)    RETIREMENT INCOME PLANS
       -----------------------

       The Company maintains a defined contribution savings plan for employees, who have completed one year of service and are at least 21 years of age. Employees can elect to defer and contribute a portion of their salary, following the guidelines established in the plan. The Company makes matching contributions of 50% of the employee's contribution, limited to 3% of the employee's compensation. In addition, the Company can make an annual profit sharing contribution at its discretion.

       Effective January 1, 1995, the Company established a deferred compensation plan for management employees. The purpose of the plan is to provide for certain employees of the Company benefits they would have received under the retirement savings plan but for certain limitations imposed by the INTERNAL REVENUE CODE. The plan is administrated and the related assets are held by the Company. Earnings are accrued by the Company based upon return on equity, as defined by the plan. The assets of the plan are unsecured.

       The Company's matching contribution, profit sharing contribution and earnings accrued on the plans described above was $267,443 and $317,613 for the years ended December 31, 1996 and 1995, respectively.

       Effective December 20, 1995, the Company established a deferred compensation plan for participants in the retirement savings plan not included in the deferred compensation plan for management employees. The purpose of the plan is to provide for certain employees of the Company benefits they would have received under the retirement savings plan but for certain limitations imposed by the INTERNAL REVENUE Code. The plan is administrated and the related assets are held by the Company. Earnings shall be accrued by the Company based upon the earnings of the retirement savings plan, as defined by the plan. The assets of the plan shall be unsecured. As of December 31, 1996, there are no participants nor has the Company incurred any expense with relation to this plan.

(9)    SELF INSURANCE COVERAGE
       -----------------------

       The Company is self insured for health insurance with stop loss coverage for claims which exceed $45,000 per incident. Total expense for 1996 and 1995 was approximately $558,000 and $649,000, respectively.

(10)   SUBSEQUENT EVENTS
       -----------------

       Through January 29, 1997, the Company made additional advances to NII of $400,000 and received payments of $2,530,000, for a net receivable balance of $1,470,000 at January 29, 1997.